UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant	☒	Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Muscle Maker, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-1l (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The following information was filed with the Securities and Exchange Commission on February 7, 2023 by Muscle Maker, Inc. on Form 8-K (Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.):

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 19, 2022, Muscle Maker, Inc. (the “Company”) formed Sadot LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Sadot”). On November 14, 2022 (the “Effective Date”), the Company, Sadot and Aggia LLC FC, a company formed under the laws of the United Arab Emirates (“Aggia”) entered into a Services Agreement whereby Sadot engaged Aggia to provide certain advisory services to Sadot for creating, acquiring and managing Sadot’s business of delivering food farm to table, wholesaling food and engaging in the purchase and sale of physical food commodities. The closing date of the Services Agreement was November 16, 2022. The parties entered into an Addendum 1 to the Services Agreement on November 17, 2022.

Subject to certain net income thresholds, Aggia has the right to nominate up to eight directors (the “Designated Directors”) to the Board of Directors (the “Board”) of the Company, seven of which will meet the independence requirements of the NASDAQ Capital Market and the Company will take such actions as reasonably required to name the directors which Aggia has the right to nominate to the Board. On December 27, 2022, Aggia nominated Benjamin Petel as the initial Designated Director and the Board voted to increase the size of the Board from seven to eight and appointed Mr. Petel as a director of the Company to fill such vacancy. As of December 31, 2022, Sadot has generated $3.3 million in net income and, as a result, Aggia was entitled to nominate two additional board members. On February 2, 2023, the Company voted to increase the size of the Board from eight to ten and approved the appointment of Ms. Hannah Oh and Mr. Ray Shankar to the Board of Directors effective March 1, 2023. Since January 1, 2020, the Company and Ms. Oh and Mr. Shankar have not entered into any transaction nor is there any currently proposed transaction, in which the Company was or is to be a participant involving an amount exceeding $120,000, and in which Ms. Oh and Mr. Shankar had or will have a direct or indirect material interest.

Ms. Oh, age 37, is an experienced agri-food business leader and certified sustainability professional, with broad experiences and a proven track record in driving organizational and digital/data driven transformations; developing commercial strategies and brand campaigns; and operationalizing integrated business planning and supply chain strategies. Ms. Oh is an active member of Singapore’s agtech start-up scene, as an investor and advisor to entrepreneurs and companies in agri-food business, urban farms, and climate tech. For the past 15 years Ms. Oh has held various roles with Bayer Crop Science and Monsato Company, which was acquired by Bayer AG, including Head of Marketing Excellence, Head of Sales and Operations and Business Intelligence, and Head of Customer Analytics and Customer Experience among other roles. Ms. Oh graduated from Macalester College with a B.A. in Economics and Asian Studies in May 2007.

Mr. Shankar, age 47, has been a Partner since 2019 at Oon & Bazul LLP, a prominent regional law firm where Mr. Shankar manages the Private Wealth and Family Office Practice where he routinely advises ultra-high net worth families on the structuring of their family offices, tax and immigration incentive applications as well as legacy planning. Mr. Shankar specializes in advising on the establishment of family offices, which includes legacy and estate planning, wills, trusts, family charters/constitutions, tax efficient structures and succession planning. Prior to joining Oon & Bazul LLP, Mr. Shankar served as the Managing Director of Ring City Limited, a group of operating companies in various sectors. Mr. Shankar received his Bachelor of Laws (LLB) from the National University of Singapore in 2001.